Exhibit 4.33

Maplewood Building

STATE OF NORTH CAROLINA

SUBLEASE AGREEMENT

COUNTY OF DURHAM

THIS AGREEMENT OF SUBLEASE (hereinafter referred to as “Sublease”) made as of this 31st day of August, 2005, by and between BIOSTRATUM, INC., a Delaware corporation (hereinafter referred to as “Sublessor”), and ADHEREX, INC., a Delaware corporation, having a principal place of business and mailing address of 4620 Creekstone Drive, Durham, NC 27703 (hereinafter referred to as “Sublessee”).

WITNESSETH:

WHEREAS, on September 8, 2000, Biostratum, Inc., as Lessee, entered into a Lease (which lease is hereinafter referred to as the “Master Lease”) with Highwoods Realty Limited Partnership, a North Carolina limited partnership, as Lessor, having an office at 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604, (hereinafter referred to as the “Master Lessor”), which lease concerns 35,600 rentable square feet of space (“Premises”) in the building known as the Maplewood Building, 4620 Creekstone Drive, Durham, North Carolina (“Building”); and

WHEREAS, Sublessee desires to sublease a portion of the Premises from Sublessor, and Sublessor desires to sublease a portion of the Premises to Sublessee.

NOW, THEREFORE, in consideration of the rents and covenants hereinafter set forth to be paid and performed by Sublessee, Sublessor does hereby demise, lease and let unto Sublessee, and the Sublessee does hereby lease and take from Sublessor upon the terms and conditions hereinafter set forth the following described subleased premises (hereinafter referred to as the “Subleased Premises”):

Approximately 18,234 rentable square feet on the second floor of the Building, shown as Suite 200 on the drawing attached hereto as Exhibit A and approximately 38 rentable square feet on the first floor of the Building, shown as Suite 140 on the drawing attached hereto as Exhibit A and incorporated herein by reference.

1. RELATIONSHIP TO MASTER LEASE. The Sublease and all its terms, covenants and provisions are and each of them is subject and subordinate to (i) the Master Lease (a copy of which is attached hereto as Exhibit B and made a part hereof by reference) under which Sublessor is in control of the Subleased Premises; (ii) the rights as contained in the Master Lease of the owner or owners of the Premises and/or the land and building of which the Subleased Premises are a part; (iii) all rights of Master Lessor as contained in the Master Lease; and (iv) to any and all mortgages or encumbrances now or hereafter affecting the Subleased Premises to which the Master Lease would be subordinated. Sublessee expressly agrees that, if Sublessor’s tenancy, control or right to possession shall terminate by expiration or any other

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cause not due to the fault of Sublessor, this Sublease shall thereupon immediately cease and terminate and Sublessee shall give immediate possession to Sublessor; provided however, that the liability of the Sublessee to the Sublessor or the liability of the Sublessor to the Sublessee for termination caused by the applicable party’s default under this Sublease shall not be discharged by reason of such termination.

2. PERFORMANCE OF MASTER LEASE TERMS. With respect to the Subleased Premises, Sublessee shall receive all benefits which accrue to Sublessor under the Master Lease as it relates to the Subleased Premises. Sublessee hereby expressly, and without condition or reservation, agrees to assume the obligation for performance of all Sublessor’s responsibilities under the Master Lease with respect to the Subleased Premises and, during the term hereof, to be subject to and bound by, and to faithfully and punctually perform and comply with all of the covenants, conditions, stipulations, restrictions and agreements contained therein except as expressly excluded herein. Sublessee hereby agrees to indemnify and hold harmless Sublessor from and against any loss, claim, damage, expense or injury (including reasonable attorney’s fees and court costs) which Sublessor may incur as a result of Sublessee’s failure to perform such obligations on behalf of Sublessor. Sublessor covenants and agrees that if and so long as the Sublessee pays the Rent (as defined below), and fully, faithfully and punctually observes the covenants and conditions hereof, Sublessee shall quietly enjoy the Subleased Premises, subject, however, to the terms of this Sublease and the Master Lease.

3. TERM. The term of this Sublease shall commence on September 1, 2005 (“Commencement Date”), and expire four (4) months after the Commencement Date, or December 31, 2005 (hereinafter, the “Sublease Term”).

4. RENT. Sublessee and Sublessor hereby agree that no rent shall be owed by Sublessee to Sublessor during the Sublease Term.

This is a Full Service sublease. The term “Full Service” as used herein shall mean that the Sublessor shall provide to the Sublessee all electrical, water and sewer, natural gas (if any), cleaning and janitorial, HVAC, maintenance and repair services of any kind serving the Subleased Premises (“Services”). Services are to be provided during normal business hours, Monday through Friday. Sublessee shall be responsible for payment of any Services used in the Subleased Premises by the Sublessee after normal business hours on weekdays and used on holidays and on weekends, for any other utilities serving the Subleased Premises and for the cost of any utilities which exceed $1.50 per square foot per year. Normal business hours are 7:00 a.m. until 6:00 p.m., Monday through Friday. Services shall not include telephone and other data delivery services.

5. USE. Sublessee shall use the Subleased Premises for general office and laboratory use only and at all times in compliance with the Master Lease.

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6. CONDITION OF PREMISES.

A. SUBLESSEE (i) ACCEPTS THE SUBLEASED PREMISES IN THEIR “AS IS” CONDITION ON THE COMMENCEMENT DATE HEREOF, (ii) ACKNOWLEDGES THAT SUBLESSOR HAS MADE AND MAKES NO REPRESENTATIONS OR WARRANTIES CONCERNING THE CONDITION OF THE SUBLEASED PREMISES OR THEIR FITNESS FOR THE USE INTENDED BY SUBLESSEE, AND (iii) AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW THE SUBLESSEE WAIVES ANY CLAIM IT HAS, MAY HAVE, OR OUGHT TO HAVE AGAINST THE SUBLESSOR, BASED ON OR ARISING OUT OF THE CONDITION OF THE SUBLEASED PREMISES. Sublessee shall, at all times during the term hereof, keep and maintain the Subleased Premises in good condition and repair as required by the Master Lease, provided the Sublessee has no obligation to repair or restore the Subleased Premises to a better state of condition or repair than as of the Commencement Date.

B. Sublessor shall deliver the Subleased Premises to the Sublessee in accordance with the contents of Exhibit C attached hereto.

C. Sublessee shall bear all costs associated with: Future Upfit, if any.

D. Sublessor shall bear costs associated with: None

7. INSURANCE AND INDEMNIFICATIONS. At all times during the term of this Sublease, Sublessee shall, at Sublessee’s expense, keep in effect (i) a policy of Comprehensive General Liability insurance with a company and in amounts as required under the Master Lease, which policy shall name Sublessor and Master Lessor as additional insureds; (ii) a policy of Workers’ Compensation insurance in at least the statutory amounts; and (iii) insurance covering loss to Sublessee’s personal property by fire or other casualty in accordance with the provisions of the Master Lease. Sublessee shall indemnify, defend and hold harmless the Sublessor from and against any loss, claim, damage, expense or injury to persons or property caused by or arising out of (i) use and occupancy by Sublessee, its agents, employees, contractors, licensees, or invitees, of the Subleased Premises; (ii) Sublessee’s default in the performance of its obligations hereunder or under the terms of the Master Lease; or (iii) any negligent or intentional act or omission by Sublessee, its agents, employees, contractors, licensees or invitees.

8. SURRENDER. At the expiration or earlier termination of this Sublease, Sublessee shall surrender the Subleased Premises to Sublessor in broom clean condition in the same condition as on the Commencement Date hereof, ordinary wear and tear excepted. Sublessee warrants and covenants that it will pay the full cost of any repairs or maintenance necessary to restore the Subleased Premises to the same condition as on the Commencement Date hereof, ordinary wear and tear excepted.

Maplewood Building

9. ASSIGNMENT AND SUBLETTING. Sublessee may not assign this Sublease or further sublet all or any part of the Subleased Premises without the prior written consent of Sublessor and Master Lessor.

10. DEFAULT. If Sublessee shall default in the payment of Rent, hereunder or if Sublessee shall default in the performance of any of the other terms, covenants and conditions of this Sublease which remain uncured for fifteen (15) days after written notice, then Sublessor may (i) avail itself of any remedy available to the Master Lessor under the Master Lease; (ii) avail itself of any statutory remedy provided by the laws of the state in which the Subleased Premises are situated; (iii) re-enter, retake and repossess the Premises through summary proceedings or an action of unlawful detainer; and/or (iv) terminate this Sublease.

11. ACCESS. Sublessor shall be permitted access to the Subleased Premises at all reasonable times upon reasonable advance notice, or at any time in case of emergency, to inspect the Subleased Premises or to show the Subleased Premises to other potential subtenants. Sublessor shall attempt to conduct all of its activities permitted under this Paragraph in a manner which will not unreasonably inconvenience, annoy or disturb the Sublessee in its use and occupancy of the Subleased Premises.

12. NOTICE. Any notice required or permitted to be sent pursuant to this Sublease shall be sent by FAX or certified mail, return receipt requested, postage prepaid to the parties at the following addresses or FAX numbers and to such other addresses or FAX numbers as they shall from time to time indicate:

Sublessee:	Sublessor:

Adherex, Inc.	Biostratum, Inc.
4620 Creekstone Drive, Suite 200	2300 Englert Drive, Suite G
Durham, NC 27703	Durham, NC 27713
Phone: 919-484-8484	Phone: 919-433-1000
Fax: 919-484-8001	Fax: 919-433-1010

13. SUBLESSOR RELEASED FROM LIABILITY IN CERTAIN EVENTS. Sublessor shall not be responsible to Sublessee, at any time or in any event, for deterioration or change in the condition of the Subleased Premises not caused by Sublessor’s gross negligence or willful misconduct. Sublessor shall also not be responsible for any damage to Sublessee’s property contained therein, including injury to persons whether caused by riot or civil commotion, fire or earthquake damage, or overflow or leakage upon or into the Subleased Premises, of water, steam, gas or electricity, or by any breakage in pipes or plumbing, or breakage, leakage or obstruction of sewer pipes or other damage occasioned by water being upon or coming through the roof, skylight, trapdoors, walls, basement or otherwise, nor for failure of the heating (steam) plant, nor for loss of property by theft or otherwise, nor for any damage arising from any act or neglect of any co-tenant or other occupant of the Subleased Premises, or for that of any owner or occupants of adjoining or contiguous property unless said damage, loss or injury results from the gross negligence or willful misconduct of Sublessor or its agents, employees or contractors.

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14. CONSENT OF MASTER LESSOR. This Sublease is subject to and conditioned upon the consent of the Master Lessor. If such consent is not obtained prior to the Commencement Date, this Sublease shall be voidable by either party. Sublessor shall immediately ask Master Lessor for consent.

15. ENTIRE AGREEMENT. This Sublease (including the provisions of the Master Lease incorporated herein by reference) contains the entire agreement between the parties and any agreement hereafter made shall be ineffective to change, modify or discharge it in whole or in part unless such agreement is in writing and signed by the parties hereto.

16. SUBLESSEE’S REPRESENTATIONS AND WARRANTIES. Sublessee represents and warrants that (i) Sublessee is a corporation existing and in good standing under the laws of the State of Delaware, and Sublessee is duly authorized to enter into this Sublease; (ii) the officer executing this Sublease on behalf of Sublessee is duly authorized to do so and to bind the Sublessee hereto; and (iii) Sublessee shall provide Sublessor, upon request, with financial information on Sublessee and any guarantor of Sublessee’s obligation hereunder reasonably satisfactory to Sublessor.

17. MISCELLANEOUS.

a. If any term, covenant or condition of this Sublease or the application thereof to any circumstances or to any person, corporation or other entity shall be invalid or unenforceable to any extent, the remaining terms, covenants and conditions of this Sublease shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.

b. The paragraph headings contained in this Sublease have been included for convenience only and shall not be used in the construction or interpretation of this Sublease.

c. This Sublease shall be governed by and construed in accordance with the laws of the State of North Carolina.

18. ATTORNEYS’ FEES. In the event that any action or proceeding shall be brought by any party hereto against the other with respect to any matter arising under this Sublease, the prevailing party shall be entitled to recover from the other costs of suit and reasonable attorney’s fees actually incurred.

19. SUCCESSORS AND ASSIGNS. This Sublease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

20. HOLDOVER. Sublessee shall not be permitted to hold over after the expiration or earlier termination of the Master Lease, and Sublessee shall indemnify Sublessor from and against any loss, cost or damage resulting therefrom.

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21. BROKERAGE. Sublessee represents and warrants that it has dealt with no real estate broker or agent other than Corporate Realty Advisors; and Sublessor warrants that it has dealt with no real estate broker or agent, with respect to this transaction. Each party shall indemnify and hold harmless the other from and against all claims of any other broker or agent claiming to have represented Sublessee or Sublessor as the case may be in this matter. Sublessee shall pay any fee or commission due the broker so identified herein in accordance with the terms of a separate agreement.

22. SECURITY DEPOSIT. Intentionally deleted.

23. MASTER LESSOR’S REPRESENTATIONS. Master Lessor represents that (i) the Master Lease is in full force and effect in the form as set forth in Exhibit B attached hereto; and (ii) there exists no circumstance, condition, or act of default which would entitle or permit either the Master Lessor or the Sublessor to terminate the Master Lease.

[The following page is the signature page.]

Maplewood Building

IN WITNESS WHEREOF, Sublessor and Sublessee have duly executed this Sublease effective as of the day and year first-above written.

SUBLESSEE:		SUBLESSOR:
ADHEREX, INC.		BIOSTRATUM, INC.

By:	/s/ James A. Klein, Jr.	By:	/s/ Gary M. Gordon

Name:	James A. Klein, Jr.	Name:	Gary Gordon, M.D.

Title:	Chief Financial Officer	Title:	Vice President and Chief Financial Officer

CONSENT OF MASTER LESSOR: See attached separate consent.

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EXHIBIT A

Description of Subleased Premises

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EXHIBIT B

Copy of Master Lease

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EXHIBIT C

Improvements